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                                                                     Exhibit 4.4

                                 AMENDMENT NO. 1
                                     TO THE
                    ROADWAY CORPORATION EQUITY OWNERSHIP PLAN

                  Roadway Corporation hereby adopts this Amendment No. 1 to the Roadway Corporation Equity Ownership Plan (the "Plan") effective as of February 12, 2002. Words and phrases used herein with initial capital letters that are defined in the Plan are used herein as so defined.

                                       I.
         The first sentence of Section 2.2(a) of the Plan is hereby amended to read as follows:

         "Subject to adjustment in accordance with Section 5.2, 2,000,000 shares of Stock (the 'Maximum Plan Shares') are hereby reserved and subject to issuance under the Plan, which may be Stock of original issuance or Stock held in treasury or a combination thereof. At no time shall the Company have outstanding Awards and shares of Stock issued in respect to Awards in excess of the Maximum Plan Shares, provided, however, that the Maximum Plan Shares (1) may be supplemented by shares of Stock authorized but not granted under the following Company plans:
         Management Incentive Stock Plan, 2001 Employee Stock Purchase Plan, Nonemployee Directors' Stock Option Plan, Nonemployee Directors' Equity and Deferred Compensation Plan and Nonemployee Directors' Equity Ownership Plan ('stock related plans') and (2) shall be reduced by any Maximum Plan Shares used to grant awards under other stock related plans in excess of the shares authorized under other plans."

                                       II.
                  Section 2.2(h) of the Plan is hereby amended by the addition of the following new sentence at the end thereof:

         "In no event shall the sum of all Shares granted, out of the additional 800,000 Shares authorized pursuant to this amendment and the establishment of the Nonemployee Directors' Equity Ownership Plan on the date hereof, on and after the date of this amendment pursuant to Awards other than Options and Stock Appreciation Rights under the Plan, Required Retainer Shares and Voluntary Deferral Shares under the


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         Nonemployee Directors' Equity and Deferred Compensation Plan and
         Restricted Shares under the Nonemployee Directors' Equity Ownership Plan exceed 600,000 Shares."


                 EXECUTED this 26th day of April, 2002.


                      ROADWAY CORPORATION

                      By:  /s/ John J. Gasparovic
                         --------------------------------------------------
                      Title: Vice President, General Counsel & Secretary
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